Sub-Item 77 Q (1) - Copies of any new or amended investment advisory contracts

	On April 2, 2007, Driehaus Mutual Funds and Driehaus Capital Management LLC entered into a Letter Agreement amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended on December 18, 1997 and December 18, 1998. A copy of the Letter Agreement is incorporated herein by reference to Exhibit 23(d)(v) of Post-Effective Amendment No. 28 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 27, 2007.

      On February 12, 2007, Driehaus Global Equity Yield, L.P.,
Driehaus Mutual Funds, on behalf of Driehaus International Equity
Yield Fund, (the "Fund"), Driehaus Capital Management (USVI) LLC, a Delaware limited liability company (the "General Partner"), and Driehaus Capital Management LLC, a Delaware limited liability company
(the "Adviser") entered into an Agreement and Plan of Exchange. A copy of the Agreement and Plan of Exchange is attached herewith.